UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2019

CANCER GENETICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35817	04-3462475
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
201 Route 17 North 2nd Floor, Rutherford, New Jersey		07070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 528-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (17 §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CGIX	The Nasdaq Capital Market

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 20, 2019, Cancer Genetics, Inc. (the “Company”) received notice of an event of default from Iliad Research and Trading, L.P. (the “Lender”) relating to the $2,625,000 convertible promissory note (the “Note”) dated July 17, 2018. As previously disclosed, in May 2019, the Company and the Lender entered into a second Standstill Agreement (the “Agreement”), which provided, among other things, that the Lender would not seek to redeem any portion of the Note in cash until May 31, 2019.

On or about June 11, 2019, following the expiration of the Agreement, the Lender sent the Company a redemption notice. On June 20, 2019, the Lender sent a notice to the Company asserting that the nonpayment of the redemption amount by the redemption due date constituted an event of default. The Lender has asserted that, pursuant to the terms of the Note, the outstanding balance has begun to accrue interest at the default interest rate of 22% per annum, and that the Lender has the right to elect to increase the outstanding balance by applying the Default Effect (as defined in the Note) of 15% of the then-outstanding balance. The Lender has asserted that, as a result, the outstanding balance of the Note as of June 20, 2019 is now approximately $3.1 million. The parties are negotiating a resolution of the matters raised by the Lender’s notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.

	By:	/s/ John A. Roberts
	Name:	John A. Roberts
	Title:	Chief Executive Officer

Date: June 26, 2019